Exhibit 10.28

EXECUTION COPY

SHARE WITHHOLDING AGREEMENT (this “Agreement”), dated as of March 23, 2005, by and between DREAMWORKS L.L.C., a Delaware limited liability company (the “LLC”), and DREAMWORKS ANIMATION SKG, INC., a Delaware corporation (the “Corporation”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I hereof.

Recitals

WHEREAS, pursuant to the Corporation’s 2004 Omnibus Incentive Compensation Plan and the Separation Agreement, dated as of October 27, 2004, by and among the Corporation, the LLC and DreamWorks Animation L.L.C., a Delaware limited liability company, equity and equity-based awards held by employees of the LLC Group, and payable in equity of the LLC, were automatically converted in DWA Options, DWA Restricted Stock or RSUs of the Corporation;

WHEREAS employees of the LLC Group who received such DWA Options, DWA Restricted Stock and RSUs may exercise and/or settle their interests and receive Common Stock from the Corporation according to their respective vesting schedules and/or settlement dates of their interests;

WHEREAS employees of the LLC Group who elect to exercise their interests, or who hold DWA Restricted Stock or RSUs whose restrictions lapse and become deliverable, and receive Common Stock from the Corporation will be subject to tax for the difference between the Exercise Price, in the case of DWA Options, or the Purchase Price, in the case of DWA Restricted Stock and RSUs, and the Fair Market Value of the Common Stock on the date of purchase;

WHEREAS, on the IPO Date, the LLC transferred Common Stock held by it to certain holders of vested Phantom E Stock and such holders were subject to tax for the aggregate Fair Market Value of the Common Stock on the IPO Date, for which the holder could elect to pay the tax or permit the LLC to withhold a number of shares equal to the tax owed by such holder, with the withheld shares remaining in the LLC’s possession;

WHEREAS, pursuant to the 2004 Omnibus Incentive Compensation Plan, employees of the Corporation or the LLC Group can elect to pay the tax due or permit the Corporation to withhold a number of shares equal to the tax owed by each employee (the “Withheld Shares”), with the Withheld Shares remaining in the Corporation’s treasury stock;

WHEREAS, pursuant to Section 2.12(l) of the Separation Agreement, upon transfer of the Common Stock by the LLC to employees of the Corporation who held vested Phantom E Stock, the Corporation was responsible for withholding taxes from such employees and remitting such withheld taxes to the government;

WHEREAS Section 2.12(m) of the Separation Agreement contemplates that upon the conversion of interests held by employees of the LLC Group the LLC will be responsible for withholding taxes from such employees and remitting such withheld taxes to the government; and

WHEREAS the parties hereto desire that Corporation shall, from time to time, pay the LLC an amount of cash equal to the tax withholding obligations payable by the LLC with respect to the conversion of such interests by employees of the LLC Group who elect to have Withheld Shares satisfy their tax withholding obligations;

NOW, THEREFORE, in consideration of the promises, provisions and covenants contained in this Agreement, the parties hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Definitions. The terms shall have the following meanings for purposes of this Agreement:

“Affiliate” means (a) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Corporation and/or (b) any entity in which the Corporation has a significant equity interest, in either case as determined by the Committee.

“Agreement” is defined in the preamble hereto.

“Award” means any award granted under the 2004 Omnibus Incentive Compensation Plan.

“Award Agreement” means any written agreement, contract or other instrument or document evidencing any Award, which may, but need not, require execution or acknowledgement by a participant.

“Board” means the Board of Directors of the Corporation.

“Committee” means the compensation committee of the Board, or such other committee of the Board as may be designated by the Board to administer the 2004 Omnibus Incentive Compensation Plan.

“Common Stock” means the Class A Common Stock, $0.0l par value per share, of the Corporation.

“Corporation” is defined in the preamble hereto.

“DWA Option” means an option to purchase shares of Common Stock granted pursuant to the 2004 Omnibus Incentive Compensation Plan.

“DWA Restricted Stock” means a share of Common Stock granted pursuant to the 2004 Omnibus Incentive Compensation Plan that is subject to certain transfer restrictions, forfeiture provisions and/or other terms and conditions of the applicable Award Agreement governing such award.

“Exercise Price” means, in the case of DWA Options, the price specified in the applicable Award Agreement as the price-per-share at which Common Stock may be purchased pursuant to such DWA Option.

“Fair Market Value” means, as set forth in the 2004 Omnibus Incentive Compensation Plan, with respect to Common Stock, as of any date, (i) the mean between the high and low sales prices of the Common Stock (A) as reported by the NYSE for such date or (B) if the Common Stock is listed on a national stock exchange, as reported on the stock exchange composite tape for securities traded on such stock exchange for such date or, with respect to each of clauses (A) and (B), if there were no sales on such date, on the closest preceding date on which there were sales of Common Stock or (ii) in the event there shall be no public market for the Common Stock on such date, the fair market value of the Common Stock as determined in good faith by the Committee.

“First Payment” is defined in Section 2.01(b).

“IPO Date” means October 27, 2004.

“LLC” is defined in the preamble hereto.

“LLC Group” means the LLC, each Subsidiary of the LLC and each other Affiliate of the LLC before or after the Separation Date (other than the Corporation and its Subsidiaries or any Person that controls the LLC before or after the Separation Date including, for the avoidance of doubt, Jeffrey Katzenberg, Steven Spielberg, David Geffen and Paul Allen).

“NYSE” means the New York Stock Exchange.

“Phantom E Stock” means phantom limited liability company interests in the LLC granted pursuant to the LLC’s Employee Equity Participation Plan.

“Purchase Price” means, in the case of DWA Restricted Stock or RSUs, the price specified in the applicable Award Agreement as the price-per-share at which the Common Stock may be purchased pursuant to such DWA Restricted Stock or RSU.

“RSU” means a restricted stock unit award granted pursuant to the 2004 Omnibus Incentive Compensation Plan that represents an unfunded and unsecured promise to deliver Common Stock, cash, other securities, other awards or other property in accordance with the terms of the applicable Award Agreement governing such award.

“2004 Omnibus Incentive Compensation Plan” means the Corporation’s 2004 Omnibus Incentive Compensation Plan for any director, officer, employee or consultant of the Corporation or any of its Affiliates.

“Withheld Shares” is defined in the recitals hereto.

ARTICLE II

The Remittance

SECTION 2.01. The Remittance. (a) The Corporation hereby agrees to remit in cash to the LLC an amount equal to the actual amount of the withholding tax obligations arising in connection with the delivery of Common Stock upon the exercise of DWA Options or the settlement of DWA Restricted Stock or RSUs held by LLC Group employees who elect to permit the Corporation to withhold a number of shares of Common Stock with a Fair Market Value equal to the withholding tax owed by such employee.

(b) The Corporation shall remit the payment as provided for in Section 2.01(a) to the LLC on a quarterly basis, with the first payment (the “First Payment”) to be made no later than [April 30], 2005. Each subsequent payment shall be made by the Corporation to the LLC within 30 days following the last day of the applicable quarter.

(c) In consideration of the withholding of Common Stock by the LLC on behalf of employees of the Corporation on the IPO Date and the subsequent payment of the related withholding taxes by the Corporation, the First Payment (or, to the extent necessary, a subsequent payment) shall be reduced by the amount of the withholding tax obligation arising in connection with the delivery of Common Stock upon conversion of the vested Phantom E Stock held by such employees of the Corporation who elected to permit the LLC to withhold a number of shares of Common Stock with a Fair Market Value equal to the withholding tax owed by such employee. This reduction shall only be made on the First Payment date (or, to the extent necessary, a subsequent payment date) and subsequent remittances shall be calculated in accordance with Section 2.01(a).

ARTICLE III

Miscellaneous

SECTION 3.01. No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and no provision of this Agreement shall be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

SECTION 3.02. Successors. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and permitted assigns of each party hereto.

SECTION 3.03. Descriptive Headings. The division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. Any reference in this Agreement to any “Section” is to the corresponding Section of this Agreement unless otherwise specified.

SECTION 3.04. Severability. The provisions of this Agreement are severable, and, in the event that any one or more provisions are deemed invalid, void or unenforceable, the remaining provisions shall remain in full force and effect unless the economic or legal substance of the transactions contemplated is affected in any manner adverse to any party, in which event the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

SECTION 3.05. Amendment. Neither this Agreement nor any term hereof may be amended, waived, supplemented or modified, except by a written instrument duly executed by the authorized representative against whom it is sought to enforce such amendment, waiver, supplement or modification.

SECTION 3.06. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

SECTION 3.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware.

IN WITNESS WHEREOF, each of the parties hereto has caused this instrument to be signed in its name by its proper and duly authorized corporate officer this 23rd day of March 2005.

DREAMWORKS L.L.C.,

by	/s/ Brian Edwards
Name:	Brian Edwards
Title:	Vice President and General Counsel

DREAMWORKS ANIMATION SKG, INC.,

by	/s/ Katherine Kendrick
Name:	Katherine Kendrick
Title:	General Counsel and Secretary